Exhibit 99.3

FILED Nov 09 2012 OFFICE OF INSURANCE REGULATION Docketed by: /s/ DLS

OFFICE OF INSURANCE REGULATION

KEVIN M. MCCARTY
COMMISSIONER

IN THE MATTER OF:
FLORIDA INSURANCE                                                                                     CASE NO.:  129684-12
GUARANTY ASSOCIATION, INC.
2012 ASSESSMENT

2012 FIGA ASSESSMENT
(ALL OTHER ACCOUNT)

THIS MATTER came on for consideration upon the submission by the Executive Director of the Florida Insurance Guaranty Association, Inc. (hereinafter, “FIGA”), on behalf of the Board of Directors, to the Office of Insurance Regulation (hereinafter, the “OFFICE”) of FIGA’s certification of need for an assessment.  The OFFICE, having considered FIGA’s certification and being otherwise duly advised in the premises, hereby finds that:

1.           The OFFICE has jurisdiction over the subject matter of, and the parties to this proceeding pursuant to Section 631.57(3)(a), Florida Statutes, and other applicable provisions of the Florida Insurance Code.

2.           FIGA is a nonprofit corporation, created by the Legislature, and codified in the Florida Insurance Guaranty Association Act in Sections 631.50 through 631.70, Florida Statutes.

3.           Section 631.57(3)(a), Florida Statutes, states:

To the extent necessary to secure the funds for the respective accounts for the payment of covered claims, to pay the reasonable costs to administer the same, and to the extent necessary to secure the funds for the account specified in Section 631.55(2)(b), Florida Statutes, or to retire indebtedness, including, without limitation, the principal, redemption premium, if any, and interest on, and related costs of issuance of, bonds issued under Section 631.695, Florida Statutes, and the funding of any reserves and other payments required under the bond resolution or trust indenture pursuant to which such bonds have been issued, the office, upon certification of the board of directors, shall levy assessments in the proportion that each insurer’s net direct written premiums in this state in the classes protected by the account bears to the total of said net direct written premiums received in this state by all such insurers for the preceding calendar year for the kinds of insurance included within such account.  Assessments shall be remitted to and administered by the board of directors in the manner specified by the approved plan.  Each insurer so assessed shall have at least 30 days’ written notice as to the date the assessment is due and payable.  Every assessment shall be made as a uniform percentage applicable to the net direct written premiums of each insurer in the kinds of insurance included within the account in which the assessment is made.  The assessments levied against any insurer shall not exceed in any one year more than 2 percent of that insurer’s net direct written premiums in this state for the kinds of insurance included within such account during the calendar year next preceding the date of such assessments.

4.           Insurance written in the account designated by Section 631.55(2)(c), Florida Statutes, is hereinafter referred to as “All Other Account.”

5.           On November 6, 2012 FIGA’s Board certified the need to assess each member in the All Other Account an amount equal to 0.9% percent of the member’s Florida net direct written premiums for the calendar year 2011.  A copy of the certification is marked “Exhibit A” and attached hereto.

IT IS THEREFORE ORDERED THAT:

FIGA’s certification is hereby APPROVED.  All FIGA members writing in the All Other Account shall pay to FIGA an assessment equal to 0.9% percent of the insurer’s Florida net direct written premiums for the kinds of insurance within the All Other Account for the calendar year 2011.  The assessment shall be paid to FIGA on or before December 31, 2012.

DONE and ORDERED this 9th day of November, 2012.

/s/  Kevin McCarty
Kevin McCarty, Commissioner
Office of Insurance Regulation

FLORIDA INSURANCE GUARANTY ASSOCIATION, INC. A Florida Nonprofit Corporation	P.O. Box 14249 Tallahassee, Florida 32317 Telephone (850) 386-9200 Toll free (800) 988.1450 Facsimile (850) 523-1888 Website: www.figafacts,com

November 7, 2012
Commissioner Kevin McCarty
Office of Insurance Regulation
200 East Gaines Street
Tallahassee, FL 32399-0306

Dear Commissioner McCarty:

The Florida Insurance Guaranty Association (FIGA) Board of Directors, pursuant to a motion duly made, seconded and adopted on November 6, 2012, at a Board Meeting, hereby certifies to the Office of Insurance Regulation the need for an assessment upon its member insurers.

The assessment is necessary to secure funds “for the payment of covered claims and also to pay the reasonable costs to administer the same” in accordance with Florida Statutes 631.57(3)(a).

The last assessment certified by the FIGA Board was 0.8% levied in 2009 on the All Other Account. Since that assessment, there have been thirteen (13) foreign and domestic insurance company insolvencies impacting FIGA. The total projected cost to FIGA for these insolvencies is in excess of $300 million. Although the recent insolvencies affect both the Auto and All Other Lines Account, the largest impact has been on the All Other Account. During this period of time over 750 sinkhole claims were transferred to FIGA with the November 2011 liquidations of Homewise Preferred Insurance Company (liabilities estimated at $100 million) and Homewise Insurance Company (liabilities estimated at $47 million) having the largest financial impact. The estimated cash balance of the All Other Account at October 31, 2012 is $50 million while the estimated liabilities for the All Other Account is $198 million.

The Board adopted a motion to certify the need for the assessment on member insurers in the All Other Account in the amount 0.9% of the Florida net direct written premiums for calendar year 2011. Based on the 2011 net direct written premiums reported of $15.8 billion this would generate approximately $142 million.

The Association recommends that member insurers pay this assessment in full on or before December 31, 2012.

Thank you for your assistance in this matter.

Sincerely,

/s/  Sandra J. Robinson

Sandra J. Robinson
Executive Director
cc: FIGA Board of Directors

NOTICE OF RIGHTS

Insurers should notify the Office of Insurance Regulation (hereinafter the “Office”) if the assessment would result in the insurer’s financial statement reflecting an amount of capital or surplus less than the sum of the minimum amount required by any jurisdiction in which the insurer is authorized to transact insurance.

Pursuant to Section 631.58(3)(g), the Plan of Operation for the Florida Insurance Guaranty Association shall provide that any member insurer aggrieved by any final action or decision of the association may appeal to the Department of Financial Services, Sha’Ron James, Director, Division of Rehabilitation and Liquidation within thirty (30) days after the action or decision.

The Plan of Operation, Article VII (B) states that any member insurer aggrieved by an action or decision of the association shall appeal to the Board before appealing to the Department.  If such member insurer is aggrieved by the final action or decision of the Board, or if the Board does not act on such complaint within thirty (30) days, the member insurer may appeal to the Department within thirty (30) days after the action or decision of the Board or the expiration of the thirty (30) days.

Pursuant to Section 631.59(4), Florida Statutes, the Office of Insurance Regulation (hereinafter the “Office”) may suspend or revoke the certificate of authority to transact insurance in this state of any member insurer which fails to pay an assessment when due or fails to comply with the Plan of Operation.  As an alternative, the Office may levy a fine on any member insurer which fails to pay an assessment when due.  Such fine may not exceed five (5) percent of the unpaid assessment per month, except that no fine shall be less than on hundred U.S. dollars ($100) per month.